Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy EVP & Chief Financial Officer (810) 237-4200 charlie.christy@citizensbanking.com	Kristine D. Brenner Director of Investor Relations (810) 257-2506 kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP RECEIVES NASDAQ NOTICE OF
MINIMUM BID PRICE NON-COMPLIANCE
FLINT, MICHIGAN, September 25, 2009 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today that it received a notice from The Nasdaq Stock Market stating that the minimum bid price of the Corporation’s common stock was below $1.00 per share for 30 consecutive business days and that the Corporation was therefore not in compliance with Nasdaq Marketplace Rule 5450(a)(1). The notification letter has no effect at this time on the listing of the Corporation’s common stock on The Nasdaq Global Select Market. The Corporation’s common stock will continue to trade on The Nasdaq Global Select Market under the symbol CRBC.
The notification letter states that the Corporation will be afforded 180 calendar days, or until March 22, 2010, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Corporation’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days.
If the Corporation does not regain compliance by March 22, 2010, Nasdaq will provide written notification to the Corporation that the Corporation’s common stock will be delisted. At that time, the Corporation may appeal Nasdaq’s delisting determination to a Nasdaq listing qualifications hearings panel. Alternatively, the Corporation could apply to transfer its common stock to The Nasdaq Capital Market if it satisfies all of the requirements, other than the minimum bid price requirement, for initial listing on The Nasdaq Capital Market set forth in Nasdaq Marketplace Rule 5505. If the Corporation were to elect to apply for such transfer and if it satisfies the applicable requirements and its application is approved, the Corporation would have an additional 180 days to regain compliance with the minimum bid price rule while listed on the Nasdaq Capital Market.
The Corporation intends to actively monitor the bid price for its common stock between now and March 22, 2010, and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.
Citizens has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) in connection with its offers to issue its common shares in exchange for its outstanding Subordinated Notes and its outstanding Trust Preferred Securities (the “Exchange Offers”). Before you invest, you should read the prospectus in the registration statement and other documents Citizens has filed with the SEC for more complete information about Citizens and the Exchange Offers. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the prospectus and letters of transmittal may be obtained upon request by contacting D.F. King & Co., Inc., the information and exchange agent at (800) 714-3312 or, for banks and brokers, at (212) 269-5550 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell, any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The solicitation of offers to exchange the Subordinated Notes and the Trust Preferred Securities for common shares will only be made pursuant to Citizens’ prospectus dated September 10, 2009, and related documents that Citizens has filed with the SEC.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin and Indiana as Citizens Bank and in Iowa as F&M Bank, with 231 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 42nd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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